Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$176,092	$93,732
Restricted cash	22,384	22,485
Short-term investments	79,576	151,736
Accounts receivable, net of allowance for doubtful accounts of $627 and $794 at March 31, 2004 and December 31, 2003, respectively	19,052	10,782
Prepaid expenses and other current assets	3,435	4,778
Total current assets	300,539	283,513

Property and equipment, net	15,692	16,524
Intangible assets, net	6,814	7,053
Goodwill	8,779	8,779
Other assets	21,385	21,915
Total assets	$353,209	$337,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$38,023	$25,061
Accrued expenses	18,118	21,031
Other current liabilities	3,127	3,522
Total current liabilities	59,268	49,614

Long-term accrued expenses	399	532
Other long-term liabilities	36	537
Long-term debt	124,996	124,524
Total liabilities	184,699	175,207

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	307	306
Treasury stock	(350,628)	(350,628)
Additional paid-in capital	2,056,942	2,055,607
Deferred compensation	(1,302)	(1,408)
Accumulated deficit	(1,551,113)	(1,555,444)
Accumulated other comprehensive income	834	674
Total stockholders’ equity	155,040	149,107
Total liabilities and stockholders’ equity	$353,209	$337,784

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003

Merchant revenues	$217,011	$198,608
Agency revenues	6,448	1,005
Other revenues	672	874
Total revenues	224,131	200,487
Cost of merchant revenues	180,757	167,500
Cost of agency revenues	—	—
Cost of other revenues	—	—
Total costs of revenues	180,757	167,500
Gross profit	$43,374	$32,987
Operating expenses:
Advertising	15,405	11,098
Sales and marketing	6,706	6,864
Personnel	8,235	7,512
General and administrative, including option payroll taxes	3,509	2,819
Information technology	2,514	2,367
Depreciation and amortization	2,220	3,912
Stock based compensation	106	—
Warrant costs	—	6,638
Total operating expenses	$38,695	$41,210
Operating income (loss)	$4,679	$(8,223)
Other income:
Interest income	1,110	515
Interest expense	(566)	(23)
Equity in loss of investees, net	(126)	—
Other	6	—
Total other income	$424	$492
Net income (loss)	5,103	(7,731)
Preferred stock dividend	(772)	(297)
Net income (loss) applicable to common stockholders	$4,331	$(8,028)
Net income (loss) applicable to common stockholders per basic common share	$0.12	$(0.21)
Weighted average number of basic common shares outstanding	37,588	37,477
Net income (loss) applicable to common stockholders per diluted common share	$0.11	$(0.21)
Weighted average number of diluted common shares outstanding	38,905	37,477